Exhibit 5.1

Reed Smith LLP
Two Embarcadero Center
Suite 2000
San Francisco, CA 94111-3922
415.543.8700
Fax 415.391.8269

                    July 17, 2006

Board of Directors
Harbin Electric, Inc.
No. 9 Ha Ping Xi Lu
Ha Ping Lu Ji Zhong Qu
Harbin Kai Fa Qu, Harbin
People's Republic of China 150060

Re: Opinion and Consent of Counsel with Respect to the Issuance of Shares Being Registered on a Registration Statement on Form SB-2

To Whom It May Concern:

We have acted as counsel to Harbin Electric, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the subject Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement relates to the proposed offering and public distribution of up to 2,080,000 shares of the Company's common stock, $.00001 par value (the “Common Stock”), on behalf of certain selling stockholders named therein. The shares of Common Stock covered by the Registration Statement include: (i) 1,600,000 shares of Common Stock held by certain selling shareholders and (ii) up to 480,000 shares of Common Stock issuable upon exercise of options to purchase shares of the Common Stock held by certain selling stockholders.

We have examined the records and documents and made such examinations of laws as we have deemed necessary in connection with this opinion. It is our opinion that (a) the 1,600,000 shares of Common Stock are validly issued, fully paid and non-assessable, and (b) subject to the availability of a sufficient number of then authorized and unissued shares of Common Stock and the 480,000 shares underlying the options, when issued in accordance with the terms of the Option Agreements, will be validly issued, fully paid and non-assessable.

We hereby consent to filing this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP